PRESS RELEASE                           LIFE SCIENCES RESEARCH, INC.
                                        (NASDAQ OTCBB: LSRI)
                                        PO Box 2360
                                        Mettlers Road
                                        East Millstone, NJ 08875-2360

                                        For Further Information:
                                        Richard Michaelson
                                        Phone:   US: (732) 873-2550 x4824
                                        e-mail: LifeSciencesResearch@LSRinc.net

IMMEDIATE RELEASE

March 28, 2002


                           LSR ANNOUNCES 2001 RESULTS


East Millstone, New Jersey, March 28, 2002 - Life Sciences Research, Inc. ("LSR") announced today that net revenues for the year ended December 31, 2001 were $99.2 million, 3% above the revenues for the year ended December 31, 2000 of $96.0 million, continuing the improvement shown last year. The underlying increase, after adjusting for the impact of the movement in exchange rates, was nearly 9%. The Company reported a net loss for the year ended December 31, 2001 of $8.6 million compared with a net loss of $9.8 million the previous year. Loss per share for the year ended December 31, 2001 was $1.46 compared with $1.68 in the year ended December 31, 2000, including Other Operating Expenses associated with refinancing and the LSR Exchange Offer of $3.3 million and $1.8 million in 2001 and 2000 respectively. Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") were $6.8 million for full year 2001, exclusive of the items discussed above, or 6.9% of sales, compared to $9.0 million, or 9.4% of sales, for the prior year.

For the quarter ended December 31, 2001, revenues were $26.8 million, compared to $22.9 million during the same period last year. Excluding the Other Operating Expenses referred to above, net loss for the quarter was $1.0 million, compared to $0.8 million in the prior year period. On the same basis, EBITDA was $3.0 million, or 11.2% of sales, compared to $0.3 million, or 1.3% of sales in the same period last year.

"This is an exciting period for Life Sciences Research", said Andrew Baker, LSR's Chairman and CEO, " as we inaugurate the next chapter in our 50 year corporate history as a new, American domiciled public company. With our shares now on a US stock exchange, and the completion of our recently announced private placement to strengthen our capital position, we believe we are well positioned to benefit all of our stakeholders."

Brian Cass, LSR's President and Managing Director, said "The support we've enjoyed from our clients is both gratifying and encouraging. Record orders for 2001, up 9% from the prior year, have helped us grow our revenues 18.7% from the first to the last quarter. Our booked-on backlog sits at approximately $73 million, an historic level and one which reflects the confidence our clients have in our company."

He added "2001 was an important and rewarding year and I should like to pay tribute to all our stakeholders and advisors, but particularly to our staff, who have steadfastly maintained a focus on quality work and striven for the highest levels of customer service; we believe this will be further rewarded as we continue to build customer support, order levels and a return to historic levels of success."

Life Sciences  Research,  Inc. is one of the world's leading  Contract  Research
Organizations providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Centre, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the USA's Private Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control, as more fully described in LSR's Registration Statement on Form S-4, dated December 21, 2001, as filed with the US Securities and Exchange Commission. The Company will be filing a Rule 12b-25 Notification stating that its Form 10-K will be filed no later than April 12, 2002, in order to provide the Company's auditors sufficient time to complete their review of the conversion of the Company's financial statements to US dollars for the period ended December 31, 2001.


                              - tables to follow -


                           Life Sciences Research Inc.
                             Statement of Operations
                  (amounts in thousands, except per share data)

                                                               Year Ended December 31,
                                                           2001              2000 **          1999
                                                    (unaudited)       (unaudited)      (unaudited)
                                                    -----------        ---------        ---------
Revenues                                                 99,206            95,964           94,186
Cost of sales                                          (84,133)          (80,740)         (82,890)
Gross profit                                             15,073            15,224           11,296
Selling and administrative expenses                    (16,716)          (15,140)         (14,603)
Other operating (expense)/income *                      (3,302)           (1,819)              825

Operating loss                                          (4,945)           (1,735)          (2,482)

Interest income                                             104               181              571
Interest expense                                        (6,614)           (7,385)          (6,934)
Other (expense)/income                                    (100)           (3,544)          (1,550)
Loss before income taxes                               (11,556)          (12,483)         (10,395)
Income tax benefit (note 5)                               2,996             2,720            3,790
Net loss                                                (8,560)           (9,763)          (6,605)

Loss per share
 -basic                                                 $(1.46)           $(1.68)          $(1.13)
 -diluted                                               $(1.46)           $(1.68)          $(1.13)

Weighted average number of shares outstanding
 -basic                                               5,876,754         5,824,121        5,820,205
 -diluted                                             5,876,754         5,824,121        5,820,205


* Other Operating Expenses in 2001 included costs associated with refinancing ($217) and the LSR exchange offer ($3,085); 2000 included refinancing costs ($1,819); 1999 included asset write downs, primarily associated with computer equipment deemed to not be Y2K compliant ($2,018) offset by gain on the sale of the Wilmslow facility ($2,843).

** Other expenses in 2000 and 1999 included exchange losses of $3.7 million and $1.6 million respectively. With the change in the Company's functional currency from sterling to the dollar in 2001 these exchange movements no longer appear in Other expenses.



                           Life Sciences Research Inc.
                                  Balance Sheet
                             (amounts in thousands)

                                                                                 December 31,
                                                                              2001            2000
                                      ASSETS                            (unaudited)     (unaudited)
                                                                        -----------     -----------

Current assets:
Cash and cash equivalents                                                    2,390           3,286
Accounts receivable, net of allowance
for uncollectible amounts of $164,000(2000, $86,000)                        18,257          16,454
Unbilled receivables                                                        13,920           8,866
Inventories                                                                  1,275           1,354
Prepaid expenses and other                                                   2,560           2,002
Deferred income taxes                                                           73             493
Total current assets                                                        38,475          32,455

Property and equipment, net                                                 90,353          97,660

Investments                                                                    202             230
Unamortised capital bonds issue costs                                          691             872

Deferred income taxes                                                        8,587           7,693

Total assets                                                               138,308         138,910

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                             8,500           5,941
Accrued payroll and other benefits                                           2,323           1,591
Accrued expenses and other liabilities                                      11,735           6,602
Fees invoiced in advance                                                    17,722          16,221
Short-term debt                                                                158          35,314
Total current liabilities                                                   40,438          65,669
Long-term debt                                                              88,123          50,209
Other long-term liabilities                                                    174           1,817
Deferred income taxes                                                       14,364          17,149
Total liabilities                                                          143,099         134,844

Shareholders equity
Authorised Shareholders' Equity, 600,000,000 -
1 cent par value Common Voting Stock Issued and
outstanding 5,970,205 1 cent par value Common Voting
Stock (2000: 5,823,699)                                                         60              58
Paid-in capital                                                             66,320          65,408
Currency translation adjustment                                            (5,781)         (4,570)
Accumulated deficit                                                       (65,390)        (56,830)
Total shareholders'(deficit)/equity                                        (4,791)           4,066
Total liabilities and shareholders' (deficit)/equity                       138,308         138,910

